Exhibit 5.1

November 15, 2006

Whirlpool Corporation
2000 North M-63
Benton Harbor, Michigan 49022-2962

Ladies and Gentlemen:

I am the Associate General Counsel and Secretary of Whirlpool Corporation, a Delaware corporation (the “Company”).  I am providing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issuable pursuant to the Whirlpool 401(k) Retirement Plan* (the “Plan”).

I have examined copies of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), Amended and Restated Bylaws, the Plan, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as I have deemed necessary for the issuance of this opinion.  In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me.  As to various questions of fact material to this opinion, I have relied on statements and certificates of officers and representatives of the Company and others.

Based on the foregoing, it is my opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

*Currently designated the Whirlpool 401(k) Plan; effective January 1, 2007, the Plan will be renamed the Whirlpool 401(k) Retirement Plan.

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This opinion set forth above is subject to the following general qualifications and assumptions:

(1)           The foregoing opinion is rendered as of the date hereof.  I assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)           I have made no investigation as to, and I express no opinion concerning, any laws other than the General Corporation Law of State of Delaware.

(3)           I express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Delaware or any other jurisdiction.

(4)           I assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s Certificate.

(5)           This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Robert T. Kenagy
Associate General Counsel and Secretary

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